SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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FORM 8-K
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CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

COMMISSION FILE NO. 1-15497

Date of Report: December 1, 2009

Oldwebsites.com, Inc.
(Exact name of registrant as specified in its charter)

Utah	98-0212805
(State of other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

175 East 400 South, Suite 900, Salt Lake City, Utah	84111
(Address of principal executive offices)	(Zip Code)

801-531-0404
(Registrant’s telephone number including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01    Completion of Acquisition or Disposition of Assets.

At the Annual Meeting of Shareholders held on November 25, 2009 the shareholders unanimously approved Cooksmill NetSystems Inc., the majority shareholder of the Company, an entity controlled by Mr. Paul Roszel, a Director of the Company and his immediate family, including James Roszel, the President, Chief Executive Officer and a Director of the Company, to acquire all of the in-tangible assets of the Company, which are comprised of 24 (twenty-four) websites for the debt owed to Cooksmill NetSystems Inc. of US $46,000.00 in lieu of cash payment.  As the operations of the Company consist solely of the in-tangible assets comprised of the 24 (twenty-four) websites, the divestiture of the in-tangible assets of the Company will discontinue all of the operations within Oldwebsites.com.

As the in-tangilbe assets of the Company have nominal value the sale price and form of consideration was determined by the recommendation of the Board of Directors; to dispose of the in-tangible assets of the Company, to discontinue the ongoing losses occuring, and to eliminate the debt owed by the Company.  No negotitations of this proposed divestiture were engaged in by the Board of Directors due to a conflict of interest.

Mr. James Roszel and Mr. Paul Roszel are both principals of Cooksmill NetSystems Inc. and members of the Board of Directors of the Company.  Due to this potential conflict of interest, the Board of Directors did not engaged in any negotiations and referred this proposal directly to the shareholders for approval.  Cooksmill NetSystems, Inc, Paul Roszel and his immediate family including James Roszel, as the related parties in this transaction withheld their votes from this proposal, thus allowing the minority shareholders to vote on this matter.

The completion date of this transaction was at the end of the business day on November 30, 2009.

Additional information about this transaction can be viewed in the Definitive Proxy Statement, as previously filed on November 10, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

December 1, 2009	Oldwebsites.com, Inc.

By: /s/ James Roszel
James Roszel, President and Chief Executive Officer